Exhibit 99.1

For Immediate Release

February 3, 2006

Contact: John Gilmore or Larry E. Williams – Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or jgilmore@brsparachutes.com

BALLISTIC RECOVERY SYSTEMS ANNOUNCES EXTENSION OF
SUPPLIER RELATIONSHIP WITH CIRRUS

AGREEMENT INCLUDES JOINT AGREEMENT TO DEVELOP INCREASED

WEIGHT & HIGHER SPEED PARACHUTES

South St. Paul, MN – February 3, 2006, Ballistic Recovery Systems, Inc. (BRSI or BRSI.OB-BRSparachutes.com), a manufacturer of whole-airplane parachute recovery systems for general aviation and recreational aircraft, announced today an extended supplier agreement with Cirrus Design Corporation, manufacturer of the world’s best selling four-place aircraft, the Cirrus SR 22.   Under the agreement, BRS will continue be the exclusive supplier of the Cirrus Airframe Parachute System (CAPS™).

BRS President and CEO Larry E. Williams said, “The agreement continues the long-standing tie between the two aviation companies.  Cirrus rapidly became the premier single engine producer for personal aircraft transportation and the CAPS™, developed jointly with BRS, is a large part of that success.  This agreement is a win-win for our companies. “

The agreement also includes expanded joint development for new generation parachutes that will increase the deployment environment including an increase in the weight and speed envelope.  Williams said, “BRS has been conducting aerial drop testing in Arizona over the past 12 months to increase the envelope of safety of our whole-airplane parachutes.  This chute will increase the safety options available to the owners of single engine airplanes.”

In Ballistic Recovery Systems’ 25-year history, BRS has sold over 21,000 onboard emergency parachute systems to aircraft owners around the world, including over 2,500 systems on certified aircraft like the Cirrus Design SR series.  BRS units to date have been documented in saving184 lives including 12 in certified aircraft.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul ,MN 5075; USA (LarryWilliams@BRSparachutes.com ) TEL 651.457.7491 ; FAX 651.457.8651 For more information on Cirrus Aircraft, Contact XXXXX XXXX

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, the results of litigation and other risks that could cause the actual results to differ materially from those projected.  For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

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